Exhibit 99.1

Editorial Contact:	Investor Contact:
David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-892-1130	408-979-6186

SECURE COMPUTING EXPECTS TO EXCEED FIRST QUARTER REVENUE AND EARNINGS PER

SHARE GUIDANCE

Increasing Demand Drives Strong Top Line and Bottom Line Performance

SAN JOSE, Calif., April 5, 2005 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks, today announced that it anticipates first quarter revenue to be approximately $25.5 million, an increase of approximately 20 percent compared to $21.2 million in the same quarter last year. Based on this revenue range, the company expects fully diluted earnings per share to be approximately $0.11.

Previous guidance provided by the Company’s management on January 27, 2005 estimated revenue for the first quarter of 2005 to be approximately $24.3 million, and fully diluted earnings per share to be approximately $0.08.

The first quarter results are preliminary, subject to the Company’s management and independent auditors completing their customary quarterly closing and review procedures. Final results for the quarter will be released after the market close on April 21, 2005.

“The first quarter produced excellent year-over-year revenue and earnings growth, which highlights the strength and financial leverage in our business model,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “As more companies focus on protecting their networks from the proliferation of cyber attacks, we believe Secure Computing is very well positioned with our high quality security offerings.”

First Quarter Conference Call

Secure Computing will report is full financial results for the first quarter of 2005 and its guidance for the second quarter of 2005 on Thursday, April 21, 2005 after market close. A one-hour conference call and web cast has been scheduled on April 21st at 4:30 p.m. EDT (1:30 p.m. PDT). The Company will not provide further comment on the first quarter results until the conference call on April 21, 2005.

If you would like to participate on the conference call, please dial-in five minutes prior to the start time at:

North America: 888-709-9420

International: 210-234-0000

Leader: Jane Underwood

Passcode: SCUR

This call is being web cast by Thomson/CCBN and can be accessed at the Investor Relations section of the Secure Computing web site:

www.securecomputing.com

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through May 2nd by accessing, 800-695-0187 for North America or 402-220-0311 for international.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com/.

Forward-Looking Statements

This release contains forward-looking statements concerning revenues, earnings per share, and profitability for the first quarter, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.